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                                                                    EXHIBIT 99.2

NEWS RELEASE
FOR IMMEDIATE RELEASE

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For further information, contact:                Charles T. Goodson, Chief Executive Officer
                                                 Robert R. Brooksher, Vice President -
                                                                      Corporate Communications
                                                 (337) 232-7028
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        PETROQUEST ENERGY ACQUIRES INTEREST IN SHIP SHOAL BLOCK 72 FIELD

Lafayette, Louisiana - December 26, 2000 - PetroQuest Energy, Inc. (Nasdaq:
PQUE, TSE: PQU) today announced its acquisition of an approximate 85% working interest in Ship Shoal Block 72 Field in Federal waters of the Gulf of Mexico. The purchase price was $7.1 million with ExxonMobil selling the majority of the interest and a private company selling the remainder. The Ship Shoal 72 Field represents approximately 14,500 acres covering portions of five offshore blocks. Proved reserves of 8.6 Bcfe (67% natural gas) are attributable to the property, none of which are currently producing. The Company has identified several workover and recompletion opportunities planned for the first quarter of 2001.

"In addition to the proved reserves associated with this transaction, we anticipate this property to contribute significantly to our exploration effort over the next twelve to eighteen months. We have already identified numerous exploration and exploitation opportunities that we continue to evaluate," said Charles Goodson, PetroQuest's Chairman and Chief Executive Officer.

Financing for the acquisition was provided by a $10,000,000 subordinated bridge facility from EnCap Energy Capital Fund III, L.P., which matures November 16, 2001. Upon closing, $7,500,000 was funded under this facility and a $1,000,000 commitment fee was paid to the lender. The loan carries a fixed interest rate of 10%. It is secured by a second mortgage on substantially all of the Company's oil and gas properties. Additional funding available under this facility will be used for the development of the Ship Shoal 72 Field.

PetroQuest Energy, Inc. is an independent oil and gas exploration and production company primarily focused on growing its reserves and shareholder value through a combination of drilling development locations and high potential exploration prospects along the coast of and in the Gulf of Mexico.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future, including drilling of wells, reserve estimates, future production of oil and gas, future cash flows and other such matters are forward-looking statements. Such forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results to differ materially from those currently anticipated. These factors include, without limitation, uncertainties inherent in estimating proven oil and gas reserves, future rates of production and timing of development expenditures; results of exploratory and development drilling; operating hazards attendant to the oil and gas business; the successful identification, acquisition and development of properties; and changes in the price received for oil and/or gas which may effect results of operations and cash flows. Readers are cautioned that any such statements are not guarantees of future performance and the company can give no assurances that actual results or developments will not differ materially from those projected in the forward-looking statements.